Exhibit 95.1
The table below provides information for the quarter ended June 30, 2015, about certain mine safety and health citations issued to Intrepid or its subsidiaries by the Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) and about certain other regulatory matters.

Mine Name and MSHA Identification Number	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining-Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e)	Received Notice of Potential to Have Pattern under Section 104(e)	Legal Actions Pending as of the End of the Period	Legal Actions Initiated During the Period	Legal Actions Resolved During the Period
Intrepid Potash East (29-00170)	2	—	—	—	—	$6,300	—	—	—	1	1	1
Intrepid Potash West (29-00175)	3	—	—	—	—	$2,291	—	—	—	1	1	1
Intrepid Potash North (29-02028)	—	—	—	—	—	—	—	—	—	—	—	—

Below are additional details about the information provided in the table above:

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General - In general, the number of citations and orders will vary depending on the size of the mine, the individual inspector assigned to the mine, and the specific mine characteristics. Citations and orders can be contested and appealed and, in that process, are often reduced in severity and amount and are sometimes vacated.

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MSHA Identification Numbers - MSHA assigns an identification number to each mine and may or may not assign separate identification numbers to related facilities. We provide the information in the table by MSHA identification number.

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Section 104 Significant and Substantial (“S&S”) Citations - These citations are issued for alleged violations of a mining safety standard or regulation where there exists a reasonable likelihood that the hazard contributed to or will result in an injury or illness of a reasonably serious nature.

•	Section 104(b) Orders - These orders are issued for alleged failure to totally abate the subject matter of a Section 104(a) citation within the period specified in the citation.

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Section 104(d) Citations and Orders - These citations and orders are issued for an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation.

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Section 110(b)(2) Violations - These violations are issued, and penalties are assessed, for flagrant violations (i.e., a reckless or repeated failure to make reasonable efforts to eliminate a known violation that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury).

•	Section 107(a) Orders - These orders are issued for an imminent danger to immediately remove miners.

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Total Dollar Value of MSHA Assessments Proposed - Proposed assessments issued during the period do not necessarily relate to the citations or orders issued by MSHA during that period or to the pending legal actions reported in the table.

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Notice of Pattern of Violations Under Section 104(e); Notice of Potential to Have Pattern under Section 104(e) - These notices are issued for a pattern of violation of mandatory health or safety standards or for the potential to have such a pattern.

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Legal Actions Pending, Initiated, and Resolved - The Federal Mine Safety and Health Review Commission (the “Commission”) is an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act. Each legal action is assigned a docket number by the Commission and may have as its subject matter one or more citations, orders, penalties, or complaints.

The table below summarizes the types of legal actions that were pending as of June 30, 2015:

Mine Name and MSHA Identification Number	Contests of Citations and Orders	Contests of Proposed Penalties	Complaints for Compensation	Complaints of Discharge, Discrimination or Interference	Applications for Temporary Relief	Appeals of Judges’ Decisions or Orders	Total
Intrepid Potash East (29-00170)	1	—	—	—	—	—	1
Intrepid Potash West (29-00175)	1	—	—	—	—	—	1
Intrepid Potash North (29-02028)	—	—	—	—	—	—	—

•	Contests of Citations and Orders relate to challenges by operators, miners or miners' representatives to the issuance of a citation or order issued by MSHA.

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Contests of Proposed Penalties (Petitions for Assessment of Penalties) are administrative proceedings challenging a civil penalty that MSHA has proposed for the violation contained in a citation or order.

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Complaints for Compensation are filed by miners entitled to compensation when a mine is closed by certain withdrawal orders issued by MSHA for the purpose of determining the amount of compensation, if any, due miners idled by the orders.

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Complaints of Discharge, Discrimination or Interference involve a miner's allegation that he or she has suffered a wrong by the operator because he or she engaged in some type of activity protected under the Mine Act, such as making a safety complaint, or that he or she has suffered discrimination and lost his or her position.